NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2890 Fax	231-755-4144 Fax

Release date: 28 April 2008

LADISH REPORTS NET SALES OF $117.2 MILLION FOR 1ST QUARTER 2008

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2008 first quarter sales of $117.2 million in comparison to $97.7 million of sales in the first quarter of 2007. The Company reported net income of $6.0 million, resulting in diluted earnings per share of $0.41 for the first quarter of 2008, versus a net income of $5.8 million, or $0.40 per share, in the same period of 2007.

Ladish will host a conference call on Tuesday, April 29, 2008 at 9:00 a.m. EDT to discuss the first quarter performance for 2008. The telephone number to call to participate in the conference call is (877) 874-1569.

	For the Three Months Ended March 31
(Dollars in thousands, except per share data)
	2008	2007
Net sales	$117,197	$97,666
Cost of goods sold	102,376	83,976

Gross profit	14,821	13,690
SG&A expense	4,403	3,942

Operating income	10,418	9,748
Interest expense & other	848	606

Pretax income	9,570	9,142
Income tax provision	3,570	3,364
Minority interest in subsidiary earnings	17	10

Net income	$5,983	$5,768

Basic earnings per share	$0.41	$0.40
Basic weighted average shares outstanding	14,544,357	14,497,267
Diluted earnings per share	$0.41	$0.40
Diluted weighted average shares outstanding	14,547,570	14,541,415

more

LCI-08-04

NEWS

(Dollars in thousands)	March 31 2008	December 31 2007
Cash and cash equivalents	$7,168	$5,952
Accounts receivable, net	81,197	75,226
Inventory	120,063	118,187
Net PP&E	151,634	144,110
Other	38,900	37,976

Total assets	$398,962	$381,451

Accounts payable	$47,675	$42,116
Accrued liabilities	16,549	18,343
Senior bank debt	11,100	7,500
Senior notes	46,000	46,000
Pensions	30,701	30,484
Postretirement benefits	35,140	35,454
Stockholders’ equity	211,797	201,554

Total liabilities & equity	$398,962	$381,451

“In the first quarter of 2008, we booked over $132 million of new orders as our contract backlog grew to a new record high of over $630 million. First quarter of 2008 sales levels were 20% higher than first quarter of 2007 and in line with what we had expected for the period. However, earnings for the period were below our expectations as product mix shifted to accommodate customer build schedules and our employment costs increased as we accelerated the placement of new employees to support the additional sales growth. Unexpected severe weather and a surge in energy costs had a negative impact on our profits. Higher year-over-year raw material prices¯even though passed through to customers¯lower returns on by-products and delayed tooling sales were also dilutive to margins,” says Kerry L. Woody, Ladish’s President and CEO.

Looking forward to the remainder of 2008, Woody remarked, “We remain optimistic about the strength of the markets we serve. Our capacity expansion projects, the new isothermal press in Wisconsin and the plant expansion with new furnace capacity in Oregon, are well underway and will support our growth in 2009 and beyond. As the strength of our industry continues, we are capitalizing on the upturn to grow our business, internally driving capacity expansions and externally seeking opportunities through strategic acquisitions. These combined efforts will better position our company for the future. We expect all Ladish operating units to experience continued growth in business and profitability. While we are enjoying this positive trend, our established cost reduction programs remain focused on sustaining the profitability of the business and improving our cash position while serving our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-08-04